EXHIBIT (k)(6)

                                 RULE 18F-3 PLAN

                           COLUMBIA FLOATING RATE FUND
                      COLUMBIA FLOATING RATE ADVANTAGE FUND

Columbia Floating Rate Fund and Columbia Floating Rate Advantage Fund may from time to time issue one or more of the following classes of shares as authorized by the Board of each Fund and as provided for herein: Class A shares, Class B shares, Class C and Class Z shares. Each class is subject to such investment minimums and other conditions of eligibility as set forth in each Fund's prospectus and statement of additional information as from time to time in effect (the "Prospectus"). The differences in expenses among these classes of shares and the conversion and exchange features of each class of shares are set forth below. The costs and expenses of the transfer agent for the Funds shall be allocated proportionally among the classes of the Funds based on the relative net asset value of each class for the Funds; provided, however, that any class-specific waiver from time to time pursuant to the Funds' transfer agency agreements may result in a particular class paying transfer agent fees that are less than those that would otherwise be paid by such class (and those paid by other classes of the Funds). Each class of the Fund has exclusive voting rights on any matter submitted to Fund shareholders relating solely to the class's servicing or distribution arrangement and separate voting rights on any matter submitted to shareholders in which the interests of one class differs from the interests of any other class. These differences are subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and Bylaws of each Fund (each as in effect from time to time), by action of each Fund's Board.

CLASS A SHARES

Class A shares of the Funds are offered at net asset value ("NAV") plus the initial sales charges described in each Fund's Prospectus. Initial sales charges may not exceed 6.50%, and may be reduced or waived as permitted by Rule 22d-1 under the 1940 Act and as described in each Fund's Prospectus.

Purchases of $1 million to $25 million of Class A shares that are redeemed within 18 months from purchase are subject to a contingent deferred sales charge ("CDSC") of 1.00% of either the purchase price or the NAV of the shares redeemed, whichever is less. Purchases in excess of $25 million of Class A shares that are redeemed within 18 months from purchase are subject to a CDSC of 1.00% only on assets redeemed below the $25 million level. Class A shares of a Fund purchased with reinvested distributions are not subject to the CDSC. In each case, the CDSC may be reduced or waived as permitted by Rule 6c-10 under the 1940 Act and as described in each Fund's Prospectus.

Class A shares pay distribution and service fees pursuant to a plan adopted pursuant to Rule 12b-1 under the 1940 Act ("12b-1 Plan") as described in each Fund's Prospectus. Such fees may be in amounts up to but may not exceed, respectively, 0.10% and 0.25% per annum of the average daily net assets attributable to such class.

Class A shares pay service fees equaling a portion of the transfer agency fee attributable to that class as described in each Fund's Prospectus.


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Class A shares of a Fund may be exchanged, at the holder's option, for Class A shares of the other Fund without the payment of a sales charge or a CDSC. The holding period for determining the CDSC will include the holding period of the shares exchanged.

CLASS B SHARES

Class B shares are offered at NAV, without an initial sales charges. Class B shares that are redeemed within the period of time after purchase (not more than 8 years) specified in each Fund's Prospectus are subject to a CDSC of up to 5.00% of either the purchase price or the NAV of the shares redeemed, whichever is less. Class B shares purchased with reinvested distributions are not subject to a CDSC. The CDSC is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described in each Fund's Prospectus.

Class B shares pay distribution and service fees pursuant to the 12b-1 Plan as described in each Fund's Prospectus. Such fees may be in amounts up to but may not exceed, respectively, 0.75% and 0.25% per annum of the average daily net assets attributable to such class.

Class B shares pay service fees equaling a portion of the transfer agency fee attributable to that class as described in each Fund's Prospectus.

Class B shares automatically convert to Class A shares of a Fund eight years or fewer after purchase (as set forth in Schedule I), except that Class B shares purchased through the reinvestment of dividends and other distributions on Class B shares convert to Class A shares proportionally to the amount of Class B shares otherwise being converted.

Class B shares of a Fund may be exchanged, at the holder's option, for Class B shares of the other Fund without the payment of a CDSC. The holding period for determining the CDSC and the conversion to Class A shares will include the holding period of the shares exchanged.

CLASS C SHARES

Class C shares are offered at NAV without an initial sales charge. Class C shares that are redeemed within up to one years from purchase may be subject to a CDSC of 1% of either the purchase price or the NAV of the shares redeemed, whichever is less. Class C shares purchased with reinvested distributions are not subject to a CDSC. The CDSC may be reduced or waived in certain circumstances as permitted by Rule 6c-10 under the 1940 Act and as described in each Fund's Prospectus.

Class C shares pay distribution and service fees pursuant to the 12b-1 Plan as described in each Fund's Prospectus. Such fees may be in amounts up to but may not exceed, respectively, 0.75% and 0.25% per annum of the average daily net assets attributable to such class.

Class C shares pay service fees equaling a portion of the transfer agency fee attributable to that class as described in each Fund's Prospectus.

Class C shares of a Fund may be exchanged, at the holder's option, for Class C shares of the other Fund without the payment of a CDSC. The holding period for determining the CDSC will


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include the holding period of the shares exchanged. Only one exchange of any
Class C shares may be made in any three-month period. For this purpose, an exchange into a Fund and a prior or subsequent exchange out of the other Fund constitutes "one exchange."

CLASS Z SHARES

Class Z shares are offered at NAV, without an initial sales charge, 12b-1 fee or CDSC. Class Z shares of a Fund may be exchanged for the Class A or Class Z shares of the other Fund unless such exchange is limited by the Fund's Prospectus.

Class Z shares pay service fees equaling a portion of the transfer agency fee attributable to that class as described in each Fund's Prospectus.

As revised, September 30, 2004

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                                   SCHEDULE I

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Purchase Breakpoint                         Conversion to A Shares
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Less than $250,000                          8 years
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$250,000 or more and less than $500,000     4 years
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$500,000 to $1,000,000                      3 years
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